Exhibit 99.1

LIGHTBRIDGE ANNOUNCES RETIREMENT OF TORRENCE C. HARDER FROM ITS BOARD OF DIRECTORS

BURLINGTON, MA-February 6, 2003- Lightbridge, Inc. (Nasdaq: LTBG), a global enabler of mobile business solutions for communications providers, announced the retirement of Torrence C. Harder from its Board of Directors effective today.

Mr. Harder commented, “It has been a pleasure serving on the board of Lightbridge for nearly 13 years. I am planning to begin my retirement and pursue other business and personal interests.  I remain fully supportive of the Company’s management team and will be available on any non-board matters to help Lightbridge meet its goals.”

Pamela D.A. Reeve, CEO of the Company commented, “We thank Torrey for his dedication and many contributions to the Company and wish him well in his retirement.  Lightbridge plans to focus on expanding and enhancing the board of directors with new members who can provide additional knowledge and insight.”

About Lightbridge

Lightbridge is a global enabler of mobile and online business solutions, offering communications providers products and services that are designed to increase revenue, productivity and customer loyalty. Building on its thirteen-year heritage in the wireless communications arena, Lightbridge integrates a reliable infrastructure for the mobile business economy that supports the complete customer lifecycle, including customer acquisition, risk management, prepay and replenishment, customer relationship management and retention. For more information visit http://www.lightbridge.com or call 800-LIGHTBR.

Forward-looking Statements

Certain statements in this news release that are not historical facts including, without limitation, statements about the Company’s goals, plans and strategies are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company, and are subject to significant risks and uncertainties.

Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) the adverse impact that the financial and operating difficulties of the Company’s clients may have on the Company’s future revenues, and financial and operating results, (ii) continuing rapid change in the telecommunications industry and other markets in which the Company does business that may affect both the Company and its clients, (iii) the impact of competitive products, services and pricing on both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications industry including, without limitation, decreases or delays in capital spending by carriers and global economic recession, (v) economic and political instability in the domestic and international markets including, without limitation, the impact of terrorist threats and hostilities and the declaration of war or similar actions,  (vi) uncertainties associated with the Company’s ability to execute on its goals, plans and strategies including, without limitation, the online business strategy, and (vii) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its 2001 Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements.

LIGHTBRIDGE and the Lightbridge logo are registered trademarks of Lightbridge, Inc.

Contacts:

Susan Griffin

Investor Relations

Lightbridge

781/359-4854

sgriffin@lightbridge.com

Glen Zimmerman

Media Relations

Lightbridge

781/359-4705

gzimmerman@lightbridge.com

Tim Bonang/David Calusdian

Sharon Merrill Associates

617/542-5300

ltbg@investorrelations.com